Exhibit 10.17

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 2 TO EXCLUSIVE (EQUITY) AGREEMENT

This AMENDMENT NO. 2 TO EXCLUSIVE (EQUITY) AGREEMENT (“Amendment”) is effective as of July 2, 2020 (“Amendment Effective Date”), by and between The Board of Trustees of the Leland Stanford Junior University, an institution of higher education having powers under the laws of the State of California (“Stanford”), and Atreca, Inc., a Delaware corporation having an address at 450 East Jamie Court, South San Francisco, CA 94080 (“Atreca”).  Each of Stanford and Atreca are referred to in this Amendment as a “Party” and together, the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Exclusive (Equity) Agreement, dated June 28, 2012, as amended on May 24, 2018 (together, the “Agreement”), pursuant to which Stanford granted Atreca an exclusive license to certain patents controlled by Stanford relating to isolation of antibodies as described in Stanford docket S10-409;

WHEREAS, Atreca is negotiating a Collaboration and License Agreement with Xencor, Inc. (“Xencor,” and such agreement, the “Xencor Agreement”), pursuant to which Atreca and Xencor intend to collaborate on a discovery program to generate and characterize certain antibodies and targets for development and commercialization, and Atreca intends to grant a Sublicense, under the patent rights licensed by Stanford in the Agreement, to Xencor, and pursuant to which Xencor has requested this Amendment as a condition precedent to entering into the Xencor Agreement; and

WHEREAS, simultaneous with the execution of, and as an inducement to Xencor to enter into, the Xencor Agreement, the Parties now desire to amend the Agreement, in accordance with Section 19.3 of the Agreement, to be effective only upon the effectiveness of the Xencor Agreement.

NOW, THEREFORE, the Parties now desire, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to amend the Agreement as set forth in this Amendment.

ARTICLE 1

DEFINITIONS

1.1Capitalized Terms; Effective Date.

1.1.1Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement.

1.1.2This Amendment shall become effective only upon the Effective Date of the Xencor Agreement (as defined therein).  Notwithstanding the foregoing, if the Effective Date of the Xencor Agreement does not occur on or before [***] (the “Outside Date”), this Amendment shall be void and of no further force and effect between the Parties from and after the Outside Date.

ARTICLE 2

AMENDMENTS

2.1Amendment of Sublicensee Term.  The terms “sublicensee” or “sublicensees” are hereby replaced with “Sublicensee” or “Sublicensees,” respectively, wherever these terms appear in the Agreement.

2.2Amendment of Affiliate Term.  The term “affiliate” is hereby replaced with “Affiliate” wherever this term appears in the Agreement.

2.3Amendment of Section 2.9.  Section 2.9 of the Agreement is hereby amended by adding the following paragraph to the end of such section:

In the event that a Licensed Product is sold in a given country as part of or together with another active pharmaceutical agent that is not covered by a Licensed Patent (a “Combination Product”), the Net Sales from such Combination Product for purposes of calculating the royalty amounts due under this Agreement for such country shall be calculated by [***].

2.4Amendment of Section 2.11.  Section 2.11 of the Agreement is hereby amended in its entirety as follows:

2.11

“Sublicense” means any agreement between Atreca and a third party, or an agreement between any third party sublicensee of Atreca or its Affiliate and another third party,  or any subsequent third party throughout multiple tiers, in each case negotiated through an arms-length transaction, that contains a grant of a sublicense to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Atreca is not considered a Sublicense.  [***].

2.5Addition of Definitions.  The following definitions will be placed at the end of Section 2, Definitions.

2.14

“Affiliate” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Atreca; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

2.15	“Sublicensee” means any entity that has obtained a Sublicense.

2.6Amendment of Section 4.1.  Section 4.1 of the Agreement is hereby amended in its entirety as follows:

4.1

Permitted Sublicensing.  Atreca may grant Sublicenses, with the right to further sublicense through multiple tiers, in the Exclusive Licensed Field of Use only during the Exclusive term provided that [***].  Sublicenses with any exclusivity must include applicable diligence requirements commensurate with the diligence requirements of Appendix A, to the extent such requirements have not already been achieved.

2.7Amendment of Section 4.3.  Section 4.3 of the Agreement is hereby amended as follows solely with respect to the Xencor Agreement:

2.7.1Subsection 4.3(B) is hereby deleted and replaced in its entirety with the following:

(B)[intentionally omitted];

2.7.2Subsection 4.3(D) is hereby deleted and replaced in its entirety with the following:

(D)will require that Sublicensee comply with the applicable terms and conditions of Articles 8, 9 and 10 of this Agreement, mutatis mutandis.

2.7.3Subsection 4.3(E) is hereby deleted and replaced in its entirety with the following:

(E)will include the provisions of Section 4.4 and require the transfer of all the Sublicensee’s obligations, as a Sublicensee hereunder, to Atreca, including the payment of royalties due to Stanford hereunder, to Stanford or its designee, if this Agreement is terminated and Sublicensee’s Sublicense survives such termination,  as provided in Section 15.4.  If the sublicensee is a spin-out from Atreca, Atreca must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

2.8Amendment of Section 4.5.  Section 4.5 of the Agreement is hereby amended in its entirety as follows, solely with respect to the Xencor Agreement:

4.5Copy of Sublicenses.  Atreca will submit to Stanford a copy of each Sublicense, which copy may be redacted with respect to Sublicensee’s confidential information relating to its proprietary technology.  Stanford has the right to receive all copies of Sublicensees’ royalty reports upon written request to Atreca.

2.9Amendment of Section 5.1.  Section 5.1 of the Agreement is hereby amended in its entirety as follows:

5.1This Agreement is subject to Title 35 Sections 200-204 of the United States Code.  Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent.  They also impose the obligation that Licensed

Product sold or produced in the United States be “manufactured substantially in the United States” subject to certain waivers of this requirement as may be obtained under applicable laws.  Atreca will ensure all obligations of these provisions are met.  In the event Atreca desires to obtain a waiver, Stanford agrees to make good faith efforts to assist Atreca in obtaining such waiver[***].

2.10Amendment of Section 6.1.  Section 6.1 of the Agreement is hereby amended in its entirety as follows:

6.1Milestones.  Because the invention is not yet commercially viable as of the Effective Date, Atreca will diligently develop, manufacture, and sell Licensed Product and will diligently develop markets for Licensed Product.  In addition, Atreca will, itself or through its affiliates or Sublicensees, meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met.  Stanford hereby acknowledges and agrees that Atreca has met milestone 1 on Appendix A, as amended by this Amendment.  If Atreca believes it will be unable to meet any of milestones 2-4 on Appendix A, as amended by this Amendment, by the dates set forth therein, despite its diligent efforts, Atreca shall [***].

2.11Amendment of Article 15.  Article 15 is hereby amended to include the following new Section 15.4:

15.4Survival of Sublicenses.  Any Sublicense granted by Atreca under this Agreement shall survive any early termination of this Agreement as a direct license between Stanford and such Sublicensee, on reasonable terms and conditions substantially the same as those set forth in this Agreement, to the extent applicable to the rights granted by Atreca to such Sublicensee, provided that such Sublicensee is in compliance with the terms of the applicable Sublicense, has met all applicable diligence milestones as given in Appendix A and Stanford shall reasonably consider adjustment to the definition of “Net Sales” and similar provisions so as to better reflect the financial reporting of such Sublicensee and the nature of the relevant Licensed Product.  Stanford and such Sublicensee shall promptly enter into good faith negotiations to put in place a separate agreement granting such direct license to such Sublicensee.

2.12Amendment of Appendix A.  Appendix A (Milestones) is hereby amended in its entirety as follows:

Appendix A - Milestones.

1.	By December 31, 2019, Atreca will initiate a Phase I clinical trial on its first therapeutic product.
2.

Within 12 months of the issuance of a claim covering research kits or reagents from the Licensed Patents in the United States, or by December 31, 2024, whichever occurs earlier, Atreca will release to market its first research kit or reagent.

3.	By December 31, 2022, Atreca will complete a first efficacy assessment clinical trial on its first therapeutic product.
4.	By June 30, 2023, Atreca and Stanford will meet and agree upon new milestones to be included in this Appendix A.

ARTICLE 3

MISCELLANEOUS

3.1Consideration.  Upon the Effective Date of the Xencor Agreement, Atreca will [***].

3.2Miscellaneous.  This Amendment shall be governed by and interpreted in accordance with the law of the State of California, without reference to the principles of conflicts of laws.  The terms and conditions of the Agreement, as amended by this Amendment, shall remain in full force and effect.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Except to the extent expressly provided herein, the Agreement, as amended by this Amendment, constitute the entire agreement between the Parties relating to the subject matter of the Agreement and supersedes all previous oral and written communications between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their respective officers hereunto duly authorized as of the date first above written.

The Board of Trustees of the Leland Stanford Junior University

By: /s/ Mona Wan

Name: Mona Wan

Title: Associate Director

Atreca, Inc.

By: /s/ John A. Orwin

Name: John A. Orwin

Title: CEO